Exhibit 3.1

STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

August 27, 2014

Job Number: C20140827-2564
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20140617748-10	Certificate of Designation	38 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Nita Hibshman
Certificate Number: C20140827-2564
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

150101

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20140617748-10
	Filing Date and Time
	08/27/2014 11:25 AM
	Entity Number
	C7596-1988

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Fuse Science, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The undersigned, the Chief Executive and acting Chief Financial Officer of Fuse Science, Inc., a Nevada corporation (the "Company"), in accordance with the provisions of the Revised Nevada Statutes, does hereby certify that, pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Company, the following resolution creating a series of Series A Convertible Preferred Stock, was duly adopted on August 27, 2014:

See Attached

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF THE

SERIES A CONVERTIBLE PREFERRED STOCK OF

FUSE SCIENCE, INC.

I, Brian Tuffin, hereby certify that I am the Chief Executive Officer of Fuse Science, Inc. (the “Company”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

Prior to the date hereof, the Company issued convertible notes (the “Existing Notes”) with a current outstanding principal balance equal to $1,697,000 to various investors.

The Company anticipates effecting a reverse stock split of its issued and outstanding Common Stock (as defined below) on a one for two hundred basis (the “200 for 1 Reverse Stock Split”).  All per share and dollar amounts referenced in this Certificate of Designations takes into account the Reverse Stock Split and no further adjustment shall be made pursuant to this Certificate of Designation with respect to the Reverse Stock Split, including, but not limited to, pursuant to Section 8 herein.

That pursuant to the authority expressly conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Amended and Restated Articles of Incorporation, as amended (the “Articles of Incorporation”), the Board on August 25, 2014 adopted the following resolutions creating a series of One Million Five Hundred Thousand (1,500,000) shares of Preferred Stock designated as Series A Convertible Preferred Stock to be issued in exchange for outstanding Existing Notes (or in accordance herewith) pursuant to those certain exchange agreements, each by and between a holder of Existing Notes and the Company, dated on or about the date hereof (collectively, the “Exchange Agreements”), none of which shares have been issued:

RESOLVED, that the Board designates the Series A Convertible Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Company designated as “Series A Convertible Preferred Stock” (the “Preferred Shares”).  The authorized number of Preferred Shares shall be One Million Five Hundred Thousand (1,500,000) shares. Each Preferred Share shall have a par value of $0.001. Capitalized terms not defined herein shall have the meaning as set forth in Section 23 below.

2. Ranking. Except to the extent that the holders of at least 2/3rds of the outstanding Preferred Shares (the “Required Holders”) expressly consent to the creation of Parity Stock (as defined below) or Senior Preferred Stock (as defined below) in accordance with Section 13, all shares of capital stock of the Company shall be junior in rank to all Preferred Shares with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (such junior stock is referred to herein collectively as “Junior Stock”). The rights of all such shares of capital stock of the Company shall be subject to the rights, powers, preferences and privileges of the Preferred Shares.  Without limiting any other provision of this Certificate of Designations, without the prior express consent of the Required Holders, voting separate as a single class, the Company shall not hereafter authorize or issue any additional or other shares of capital stock that is (i) of senior rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Senior Preferred Stock”), (ii) of pari passu rank to the Preferred Shares in respect of the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company (collectively, the “Parity Stock”) or (iii) any Junior Stock having a maturity date (or any other date requiring redemption or repayment of such shares of Junior Stock) that is prior to the date no Preferred Shares remain outstanding. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative rights, powers, designations, privileges and preferences provided for herein and no such merger or consolidation shall result inconsistent therewith.

3. Dividends.

(a) From and after the effective date of the Exchange Agreements (the “Initial Issuance Date”), each holder of a Preferred Share (each, a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends (“Dividends”), which Dividends shall be paid by the Company out of funds legally available therefor, payable, subject to the conditions and other terms hereof, in shares of Common Stock or cash on the Stated Value (as defined below) of such Preferred Share at the Dividend Rate (as defined below), which shall be cumulative and shall continue to accrue and compound monthly whether or not declared and whether or not in any fiscal year there shall be net profits or surplus available for the payment of dividends in such fiscal year.  Dividends on the Preferred Shares shall commence accumulating on the Initial Issuance Date and shall be computed on the basis of a 365-day year and actual days elapsed.  Dividends shall be payable quarterly in arrears on the first day of the next applicable quarter (each, a “Dividend Date”) with the first Dividend Date being October 1, 2014.  If a Dividend Date is not a Business Day (as defined below), then the Dividend shall be due and payable on the Business Day immediately following such Dividend Date.

(b) Dividends shall be payable on each Dividend Date, to the record holders of the Preferred Shares on the applicable Dividend Date, in shares of Common Stock (“Dividend Shares”) so long as there has been no Equity Conditions Failure and so long as the delivery of Dividend Shares would not violate the provisions of Section 4(e); provided, however, that the Company may, at its option, pay Dividends on any Dividend Date in cash (“Cash Dividends”) or in a combination of Cash Dividends and, so long as there has been no Equity Conditions Failure, Dividend Shares.  The Company shall deliver a written notice (each, a “Dividend Election Notice”) to each Holder on the Dividend Notice Due Date (the date such notice is delivered to all of the Holders, the “Dividend Notice Date”) which notice (1) either (A) confirms that Dividends to be paid on such Dividend Date shall be paid entirely in Dividend Shares or (B) elects to pay Dividends as Cash Dividends or a combination of Cash Dividends and Dividend Shares and specifies the amount of Dividends that shall be paid as Cash Dividends and the amount of Dividends, if any, that shall be paid in Dividend Shares and (2) certifies that there has been no Equity Conditions Failure as of such time, if any portion of the Dividends shall be paid in Dividend Shares.  Notwithstanding anything herein to the contrary, if no Equity Conditions Failure has occurred as of the Dividend Notice Date but an Equity Conditions Failure occurs at any time prior to the Dividend Date, (A) the Company shall provide each Holder a subsequent notice to that effect and (B) unless such Holder waives the Equity Conditions Failure, the Dividend payable to such Holder on such Dividend Date shall be paid in cash.  Dividends to be paid to each Holder on a Dividend Date in Dividend Shares shall be paid in a number of fully paid and non-assessable shares (rounded to the nearest whole share) of Common Stock equal to the quotient of (1) the amount of Dividends payable to such Holder on such Dividend Date less any Cash Dividends paid and (2) the Conversion Price in effect on the applicable Dividend Date.

(c) When any Dividend Shares are to be paid on an Dividend Date to any Holder, the Company shall (i) (A) provided that (x) the Company’s transfer agent (the “Transfer Agent”) is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (y) either a registration statement for the resale by the applicable Holder of the Dividend Shares or such Dividend Shares to be so issued are otherwise eligible for resale pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), credit such aggregate number of Dividend Shares to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (B) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver on the applicable Dividend Date, to the address set forth in the register maintained by the Company for such purpose or to such address as specified by such Holder in writing to the Company at least two (2) Business Days prior to the applicable Dividend Date, a certificate, registered in the name of such Holder or its designee, for the number of Dividend Shares to which such Holder shall be entitled and (ii) with respect to each Dividend Date, pay to such Holder, in cash by wire transfer of immediately available funds, the amount of any Cash Dividend.  The Company shall pay any and all taxes that may be payable with respect to the issuance and delivery of Dividend Shares.

4. Conversion. Each Preferred Share shall be convertible into validly issued, fully paid and non-assessable shares of Common Stock (as defined below) on the terms and conditions set forth in this Section 4.

(a) Holder’s Conversion Right. Subject to the provisions of Section 4(e), at any time or times on or after the Initial Issuance Date, each Holder shall be entitled to convert any whole number of Preferred Shares into validly issued, fully paid and non-assessable shares of Common Stock in accordance with Section 4(c) at the Conversion Rate (as defined below).

(b) Conversion Rate. The number of validly issued, fully paid and non-assessable shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 4(a) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

No fractional shares of Common Stock are to be issued upon the conversion of any Preferred Shares. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.

(c) Mechanics of Conversion. The conversion of each Preferred Share shall be conducted in the following manner:

(i) Holder’s Conversion. To convert a Preferred Share into validly issued, fully paid and non-assessable shares of Common Stock on any date (a “Conversion Date”), a Holder shall deliver (whether via facsimile or otherwise), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion of the share(s) of Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company. If required by Section 4(c)(vi), within five (5) Trading Days following a conversion of any such Preferred Shares as aforesaid, such Holder shall surrender to a nationally recognized overnight delivery service for delivery to the Company the original certificates representing the share(s) of Preferred Shares (the “Preferred Share Certificates”) so converted as aforesaid.

(ii) Company’s Response. On or before the first (1st) Trading Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile an acknowledgment of confirmation, in the form attached hereto as Exhibit II, of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date of receipt by the Company of such Conversion Notice, the Company shall (1) provided that (x) the Transfer Agent is participating in DTC Fast Automated Securities Transfer Program and (y) either a registration statement for the resale by the applicable Holder of the Dividend Shares or such Dividend Shares to be so issued are otherwise eligible for resale pursuant to Rule 144, credit such aggregate number of shares of Common Stock to which such Holder shall be entitled to such Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (2) if either of the immediately preceding clauses (x) or (y) are not satisfied, issue and deliver (via reputable overnight courier) to the address as specified in such Conversion Notice, a certificate, registered in the name of such Holder or its designee, for the number of shares of Common Stock to which such Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Share Certificate(s) submitted for conversion pursuant to Section 4(c)(vi) is greater than the number of Preferred Shares being converted, then the Company shall if requested by such Holder, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Preferred Share Certificate(s) and at its own expense, issue and deliver to such Holder (or its designee) a new Preferred Share Certificate representing the number of Preferred Shares not converted.

(iii) Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(iv) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or for no reason, to issue to a Holder within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise) (the “Share Delivery Deadline”), a certificate for the number of shares of Common Stock to which such Holder is entitled and register such shares of Common Stock on the Company’s share register or to credit such Holder’s or its designee’s balance account with DTC for such number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of any Preferred Shares (as the case may be) (a “Conversion Failure”), then, in addition to all other remedies available to such Holder, such Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned (as the case may be) any Preferred Shares that have not been converted pursuant to such Holder’s Conversion Notice, provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to the terms of this Certificate of Designations or otherwise. In addition to the foregoing, if within three (3) Trading Days after the Company’s receipt of a Conversion Notice (whether via facsimile or otherwise), the Company shall fail to issue and deliver a certificate to such Holder and register such shares of Common Stock on the Company’s share register or credit such Holder’s or its designee’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be), and if on or after such third (3rd) Trading Day such Holder (or any other Person in respect, or on behalf, of such Holder) purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, issuable upon such conversion that such Holder so anticipated receiving from the Company, then, in addition to all other remedies available to such Holder, the Company shall, within three (3) Business Days after such Holder’s request, which request shall include reasonable documentation of all fees, costs and expenses, and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including, without limitation, by any other Person in respect, or on behalf, of such Holder) (the “Buy-In Price”), at which point the Company’s obligation to so issue and deliver such certificate or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) (and to issue such shares of Common Stock) shall terminate, or (ii) promptly honor its obligation to so issue and deliver to such Holder a certificate or certificates representing such shares of Common Stock or credit such Holder’s balance account with DTC for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion hereunder (as the case may be) and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock multiplied by (B) the lowest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date of the applicable Conversion Notice and ending on the date of such issuance and payment under this clause (ii). Immediately following the voiding of a Conversion Notice as aforesaid, the Conversion Price of any Preferred Shares returned or retained by such Holder for failure to timely convert shall be adjusted to the lesser of (I) the Conversion Price relating to the voided Conversion Notice and (II) the lowest Closing Bid Price of the Common Stock during the period beginning on the Conversion Date and ending on the date such Holder voided the Conversion Notice, subject to further adjustment as provided in this Certificate of Designations.

(v) Pro Rata Conversion; Disputes. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares submitted for conversion, the Company shall convert from each Holder electing to have Preferred Shares converted on such date a pro rata amount of such Holder’s Preferred Shares submitted for conversion on such date based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the aggregate number of Preferred Shares submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to a Holder in connection with a conversion of Preferred Shares, the Company shall issue to such Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(vi) Book-Entry. Notwithstanding anything to the contrary set forth in this Section 4, upon conversion of any Preferred Shares in accordance with the terms hereof, no Holder thereof shall be required to physically surrender the certificate representing the Preferred Shares to the Company following conversion thereof unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted (in which event such certificate(s) shall be delivered to the Company as contemplated by this Section 4(c)(vi)) or (B) such Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. Each Holder and the Company shall maintain records showing the number of Preferred Shares so converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to such Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of such Holder establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. A Holder and any transferee or assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof.  Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OR ASSIGNEE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 4(c)(vi) THEREOF. THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF SHARES OF SERIES A PREFERRED STOCK STATED ON THE FACE HEREOF PURSUANT TO SECTION 4(c)(vi) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE SHARES OF SERIES A PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE.

Pursuant to Rule 144, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule 144, the holding period of the Preferred Shares (including the shares of Common Stock issuable upon conversion of the Preferred Shares) tacks back to the original issue date of the Existing Notes.  The Company agrees not to take a position contrary to this paragraph.

(d) Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof), issuance and other similar taxes that may be payable with respect to the issuance and delivery of shares of Common Stock upon the conversion of Preferred Shares.

(e)           Ownership Cap and Certain Conversion Restrictions. Notwithstanding anything to the contrary set forth in this Certificate of Designation, the Company shall not effect the conversion of any Preferred Shares of a Holder, and such Holder shall not have the right to convert such Preferred Shares pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder together with any Attribution Parties to such Holder collectively would beneficially own in excess of 2.49% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.  For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder and other Attribution Parties to such Holder shall include the number of shares of Common Stock held by such Holder and all other Attribution Parties to such Holder plus the number of shares of Common Stock issuable upon conversion of the Preferred Shares with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, non-converted Preferred Shares beneficially owned by such Holder or any of other Attribution Parties to such Holder and (B) exercise or conversion of the unexercised or non-converted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants) beneficially owned by such Holder or any other Attribution Party to such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 4(e).  For purposes of this Section 4(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act.  For purposes of determining the number of outstanding shares of Common Stock such Holder may acquire upon the conversion of Preferred Shares without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Company or (z) any other written notice by the Company or its transfer agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”).  If the Company receives a Conversion Notice from such Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder's beneficial ownership, as determined pursuant to this Section 4(e), to exceed the Maximum Percentage, such Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice.  For any reason at any time, upon the written or oral request of such Holder, the Company shall within one (1) Business Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including any Preferred Shares then outstanding, by such Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported.  In the event that the issuance of shares of Common Stock to such Holder upon conversion of any Preferred Shares results in such Holder and the other Attribution Parties to such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder's and the other Attribution Parties to such Holder’s aggregate beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act.  No prior inability to convert any Preferred Shares pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(e) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 4(e) or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The limitation contained in this paragraph may not be waived and shall apply to each successor holder of Preferred Shares.

5. Intentionally Omitted

6. Rights Upon Fundamental Transactions.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i) the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 6(a) pursuant to written agreements in form and substance satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value and dividend rate equal to the stated value and dividend rate of the Preferred Shares held by the Holders and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (including its Parent Entity) is a publicly traded corporation whose shares of common stock are quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein and therein. In addition to the foregoing, upon consummation of a Fundamental Transaction, the Successor Entity shall deliver to each Holder confirmation that there shall be issued upon conversion of the Preferred Shares at any time after the consummation of such Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property (except such items still issuable under Sections 7(a) and 12, which shall continue to be receivable thereafter)) issuable upon the conversion of the Preferred Shares prior to such Fundamental Transaction, such shares of publicly traded common stock (or their equivalent) of the Successor Entity (including its Parent Entity) which each Holder would have been entitled to receive upon the happening of such Fundamental Transaction had all the Preferred Shares held by each Holder been converted immediately prior to such Fundamental Transaction (without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designations), as adjusted in accordance with the provisions of this Certificate of Designations.  The provisions of this Section 7 shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of the Preferred Shares.

(b) Change of Control Redemption Right. No sooner than twenty (20) Trading Days nor later than ten (10) Trading Days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier to the Holder. (a “Change of Control Notice”).  At any time during the period beginning after a Holder’s receipt of a Change of Control Notice or such Holder becoming aware of a Change of Control if a Change of Control Notice is not delivered to such Holder in accordance with the immediately preceding sentence (as applicable) and ending on the later of twenty (20) Trading Days after (A) consummation of such Change of Control or (B) the date of receipt of such Change of Control Notice, such Holder may require the Company to redeem all or any portion of such Holder’s Preferred Shares (a “Change of Control Redemption”) by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the number of Preferred Shares such Holder is electing to have the Company redeem. Each Preferred Share subject to redemption pursuant to this Section 6(b) shall be redeemed by the Company in cash at a price equal to the greater of (i) 125% of the Conversion Amount thereof, (ii) the product of (X) the Conversion Rate then in effect with respect to the Conversion Amount thereof multiplied by (Y) 125% of the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Change of Control and ending on the date the Company makes the entire payment required to be made under this Section 6(b) and (iii) 125% of the product of (A) the Conversion Amount thereof multiplied by (B) the quotient determined by dividing (I) the aggregate cash consideration and the aggregate cash value of any non-cash consideration per share of Common Stock to be paid to the holders of the shares of Common Stock upon consummation of such Change of Control (any such non-cash consideration constituting publicly-traded securities shall be valued at the highest of the Closing Sale Price of such securities as of the Trading Day immediately prior to the consummation of such Change of Control, the Closing Sale Price of such securities on the Trading Day immediately following the public announcement of such proposed Change of Control and the Closing Sale Price of such securities on the Trading Day immediately prior to the public announcement of such proposed Change of Control) by (II) the Conversion Price then in effect (the “Change of Control Redemption Price”).

Redemptions required by this Section 6(b) shall have priority to payments to all other stockholders of the Company in connection with such Change of Control. To the extent redemptions required by this Section 6(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Shares by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 6(b), but subject to Section 4(e), until the applicable Change of Control Redemption Price is paid in full to the applicable Holder, the Preferred Shares submitted by such Holder for redemption under this Section 6(b)  may be converted, in whole or in part, by such Holder into Common Stock pursuant to Section 4 or in the event the Conversion Date is after the consummation of such Change of Control, stock or equity interests of the Successor Entity substantially equivalent to the Company’s shares of Common Stock pursuant to Section 4. In the event of the Company’s redemption of any portion of the Preferred Shares under this Section 6(b), such Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for a Holder. Accordingly, any redemption premium due under this Section 6(b)  is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. The Company shall make payment of the applicable Change of Control Redemption Price concurrently with the consummation of such Change of Control if a Change of Control Redemption Notice is received prior to the consummation of such Change of Control and within two (2) Trading Days after the Company’s receipt of such notice otherwise (the “Change of Control Redemption Date”). For avoidance of doubt, in no circumstances shall the Change of Control Redemption Date predate the date of consummation of the Change of Control.   Notwithstanding the foregoing, any merger, share exchange or similar business combination with a privately held operating company consummated within three (3) months from the date of Initial Issuance Date, shall not trigger a right of any Holder to effect a Change of Control Redemption hereunder.

(c) Change of Control Redemption Mechanics.  The Company shall deliver, as applicable, to each applicable Holder in cash if such Holder has submitted a Change of Control Redemption Notice in accordance with Section 6(b), the applicable Change of Control Redemption Price on the applicable Change of Control Redemption Date.  In the event that the Company does not pay the applicable Change of Control Redemption Price to a Holder within the time period required, at any time thereafter and until the Company pays such unpaid Change of Control Redemption Price in full, such Holder shall have the option, in lieu of Change of Control Redemption, to require the Company to promptly return to such Holder all or any portion of the Preferred Shares representing the Conversion Amount that was submitted for Change of Control Redemption and for which the applicable Change of Control Redemption Price has not been paid.

(d) Pro Rata Change of Control Redemptions.  If the Company is unable to redeem all of the Preferred Shares submitted in a Change of Control Redemption hereunder, the Company shall (i) redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for Change of Control Redemption by such Holder relative to the total number of Preferred Shares submitted for Change of Control Redemption by all Holders and (ii) in addition to any remedy any Holder may have under this Certificate of Designations and/or any Exchange Agreement, pay to each Holder interest at the rate of 2% per month (prorated for partial months) in respect of each unredeemed Preferred Share until paid in full.  In the event of the Company’s Change of Control Redemption of any Preferred Shares hereunder, a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for such Holder. Accordingly, any Change of Control Redemption premium due hereunder is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty.

(e) Void Change of Control Redemption. In the event that the Company does not pay to a Holder the applicable Change of Control Redemption Price within the time period set forth in Section 6(c) for any reason (including, without limitation, (i) to the extent prohibited by the NRS or (ii) a failure of the Company to have legally sufficient funds to make such payment), at any time thereafter and until the Company pays such unpaid applicable Change of Control Redemption Price in full, such Holder shall have the option to, in lieu of Change of Control Redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for Change of Control Redemption by such Holder under this Section 6 and for which the applicable Change of Control Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company (whether via facsimile or otherwise) (the “Void Optional Change of Control Redemption Notice”). Upon the Company’s receipt of such Holder’s Void Optional Change of Control Redemption Notice, (i) such Holder’s Change of Control Redemption Notice shall be null and void with respect to those Preferred Shares subject to such Void Optional Change of Control Redemption Notice, (ii) the Company shall immediately return to such Holder any Preferred Shares subject to such Void Optional Change of Control Redemption Notice and (iii) the Conversion Price with respect to each conversion effected thereafter by each Holder shall be equal to the lowest of (A) the Conversion Price in effect on the applicable Conversion Date,(B) the Conversion Price in effect on the date of the first Void Optional Change of Control Redemption Notice (C) 75% of the lowest Closing Bid Price of the Common Stock during the period beginning on and including the date the first Change of Control Redemption Notice is delivered to the Company and ending on and including the date on the first Void Optional Change of Control Redemption Notice and (D) 75% of the VWAP of the Common Stock for the five (5) Trading Day period immediately preceding the Conversion Date of the applicable conversion.

(f) Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of any Change of Control Redemption Price, such dispute shall be resolved pursuant to Section 22 with the term “Change of Control Redemption Price” being substituted for the term “Conversion Price.” A Holder’s delivery of a Void Optional Change of Control Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice.  In the event of a Change of Control Redemption hereunder of less than all of the Preferred Shares represented by a particular Preferred Share Certificate, the Company shall promptly cause to be issued and delivered to such Holder of such Preferred Shares a Preferred Share Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary

7. Rights Upon Issuance of Purchase Rights and Other Corporate Events.

(a) Purchase Rights. In addition to any adjustments pursuant to Section 8 below, at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to all or substantially all of the record holders of any class of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares then held by such Holder (without taking into account any limitations or restrictions on the convertibility of such Preferred Shares) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that such Holder’s right to participate in any such Purchase Right would result in such Holder and the other Attribution Parties to such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for such Holder until such time or times, if ever, as its right thereto would not result in such Holder and the other Attribution Parties to such Holder exceeding the Maximum Percentage, at which time or times such Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation)..

(b) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities or other assets with respect to or in exchange for shares of Common Stock (a “Corporate Event”), the Company shall make appropriate provision to insure that each Holder will thereafter have the right to receive upon a conversion of all the Preferred Shares held by such Holder (i) in addition to the shares of Common Stock receivable upon such conversion, such securities or other assets to which such Holder would have been entitled with respect to such shares of Common Stock had such shares of Common Stock been held by such Holder upon the consummation of such Corporate Event (without taking into account any limitations or restrictions on the convertibility of the Preferred Shares contained in this Certificate of Designations) or (ii) in lieu of the shares of Common Stock otherwise receivable upon such conversion, such securities or other assets received by the holders of shares of Common Stock in connection with the consummation of such Corporate Event in such amounts as such Holder would have been entitled to receive had the Preferred Shares held by such Holder initially been issued with conversion rights for the form of such consideration (as opposed to shares of Common Stock) at a conversion rate for such consideration commensurate with the Conversion Rate. The provisions of this Section 7 shall apply similarly and equally to successive Corporate Events and shall be applied without regard to any limitations on the conversion of the Preferred Shares contained in this Certificate of Designations.

8. Rights Upon Issuance of Other Securities.

(a) Adjustment of Conversion Price upon Issuance of Common Stock.  If and whenever on or after the Initial Issuance Date the Company issues or sells, or in accordance with this Section 8(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company, but excluding any Excluded Securities issued or sold or deemed to have been issued or sold) for a consideration per share (the “New Issuance Price”) less than a price equal to the Conversion Price in effect immediately prior to such issuance or sale or deemed issuance or sale (such Conversion Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then, immediately after such Dilutive Issuance the Conversion Price then in effect shall be reduced to the New Issuance Price.  For all purposes of the foregoing (including, without limitation, determining the adjusted Conversion Price and the New Issuance Price under this Section 8(a)) the following shall be applicable:

(i) Issuance of Options.  If the Company in any manner grants or sells any Options and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 8(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option and (y) the lowest exercise price set forth in such Option for which one share of Common Stock is issuable upon the exercise of any such Options or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option minus (2) the sum of all amounts paid or payable to the holder of such Option (or any other Person) upon the granting or sale of such Option, upon exercise of such Option and upon conversion, exercise or exchange of any Convertible Security issuable upon exercise of such Option plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Option (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities.

(ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Applicable Price, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. For purposes of this Section 8(a)(ii) the “lowest price per share for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof” shall be equal to (1) the lower of (x) the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security and (y) the lowest conversion price set forth in such Convertible Security for which one share of Common Stock is issuable upon conversion, exercise or exchange thereof minus (2) the sum of all amounts paid or payable to the holder of such Convertible Security (or any other Person) upon the issuance or sale of such Convertible Security plus the value of any other consideration received or receivable by, or benefit conferred on, the holder of such Convertible Security (or any other Person). Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 8(a) except as contemplated below, no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii) Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration or increased or decreased conversion rate (as the case may be) at the time initially granted, issued or sold. For purposes of this Section 8(a)(iii) if the terms of any Option or Convertible Security that was outstanding as of the Initial Issuance Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this Section 8(a) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv) Calculation of Consideration Received. If any Option or Convertible Security is issued in connection with the issuance or sale or deemed issuance or sale of any other securities of the Company (including, without limitation, any other Option or Convertible Security), together comprising one integrated transaction, (x) such Option or Convertible Security (as applicable) will be deemed to have been issued for consideration equal to the fair market value thereof as determined in good faith by the Company’s Board of Directors and (y) the other securities issued or sold or deemed to have been issued or sold in such integrated transaction shall be deemed to have been issued for consideration equal to the difference of (I) the aggregate consideration received by the Company minus (II) the aggregate fair market value of all such Options and/or Convertible Securities (as applicable) so issued. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the VWAPs of such security for each of the five (5) Trading Days immediately preceding the date of receipt.

If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within five (5) Trading Days after the tenth (10th) day following such Valuation Event by an independent, reputable appraiser jointly selected by the Company and the Required Holders. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(v) Record Date. If the Company takes a record of the holders of shares of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in shares of Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase shares of Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase (as the case may be).

(b) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. Without limiting any provision contained in this Certificate of Designations, if the Company at any time on or after the Original Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. Without limiting any provision contained in this Certificate of Designations, if the Company at any time on or after the Initial Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 8(b) shall become effective immediately after the effective date of such subdivision or combination. If any event requiring an adjustment under this Section 8(b) occurs during the period that a Conversion Price is calculated hereunder, then the calculation of such Conversion Price shall be adjusted appropriately to reflect such event.  Notwithstanding the foregoing, no adjustment shall be made pursuant to this Section 8(b) upon the consummation of the 200 for 1 Reverse Stock Split.

(c)  Holder's Right of Alternative Fixed Conversion Price. In addition to and not in limitation of the other provisions of this Section 8, if the Company in any manner issues or sells or enters into any agreement to issue or sell, any Common Stock, Options or Convertible Securities (any such securities, "Variable Price Securities") after the Original Issue Date that are issuable pursuant to such agreement or convertible into or exchangeable or exercisable for shares of Common Stock pursuant to such Options or Convertible Securities, as applicable, at a price which varies or may vary with the market price of the shares of Common Stock, including by way of one or more reset(s) to a fixed price, but exclusive of such formulations reflecting customary anti-dilution provisions (such as share splits, share combinations, share dividends and similar transactions) (each of the formulations for such variable price being herein referred to as, the "Variable Price"), the Company shall provide written notice thereof via facsimile and overnight courier to the Holder on the date of such agreement and/or the issuance of such Convertible Securities or Options, as applicable. From and after the date the Company enters into such agreement or issues any such Variable Price Securities, the Holder shall have the right, but not the obligation, in its sole discretion to substitute the Variable Price for the Fixed Conversion Price upon conversion of the Preferred Shares by designating in the Conversion Notice delivered upon any conversion of Preferred Shares that solely for purposes of such conversion the Holder is relying on the Variable Price rather than the Fixed Conversion Price then in effect. The Holder's election to rely on a Variable Price for a particular conversion of any Preferred Shares shall not obligate the Holder to rely on a Variable Price for any future conversion of Preferred Shares.

(d) Other Events. In the event that the Company (or any Subsidiary) shall take any action to which the provisions hereof are not strictly applicable, or, if applicable, would not operate to protect any Holder from dilution or if any event occurs of the type contemplated by the provisions of this Section 8 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board shall in good faith determine and implement an appropriate adjustment in the Conversion Price so as to protect the rights of such Holder, provided that no such adjustment pursuant to this Section 8(d) will increase the Conversion Price as otherwise determined pursuant to this Section 8, provided further that if such Holder does not accept such adjustments as appropriately protecting its interests hereunder against such dilution, then the Board and such Holder shall agree, in good faith, upon an independent investment bank of nationally recognized standing to make such appropriate adjustments, whose determination shall be final and binding and whose fees and expenses shall be borne by the Company.

(e) Calculations. All calculations under this Section 8 shall be made by rounding to the nearest one-hundred thousandth of a cent or the nearest 1/100th of a share, as applicable. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

9. Authorized Shares.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock equal to the sum of (i) 125% of the Conversion Rate with respect to the Conversion Amount of each Preferred Share as of the Initial Issuance Date (assuming for purposes hereof, that all the Preferred Shares are convertible at the Conversion Price and without taking into account any limitations on the conversion of such Preferred Shares set forth in herein) and (ii) the maximum number of Dividend Shares issuable pursuant to the terms of this Certificate of Designations from the Initial Issuance Date through the seventh anniversary of the Initial Issuance Date (without taking into account any limitations on the issuance of securities set forth herein). So long as any of the Preferred Shares are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, as of any given date, the sum of (i) 125% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Preferred Shares issued or issuable pursuant this Certificate of Designations and (ii) the maximum number of Dividend Shares issuable pursuant to the terms of this Certificate of Designations from such date through the seventh anniversary of such given date (without taking into account any limitations on the issuance of securities set forth herein), provided that at no time shall the number of shares of Common Stock so available be less than the number of shares required to be reserved by the previous sentence (without regard to any limitations on conversions contained in this Certificate of Designations) (the “Required Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and for issuance as Dividend Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder on the Initial Issuance Date or increase in the number of reserved shares (as the case may be) (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b) Insufficient Authorized Shares.  If, notwithstanding Section 9(a) and not in limitation thereof, at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unissued shares of Common Stock to satisfy its obligation to have available for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve and have available the Required Amount for all of the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than ninety (90) days after the occurrence of such Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its Board to recommend to the stockholders that they approve such proposal.  In the event that the Company is prohibited from issuing shares of Common Stock upon a conversion of any Preferred Share due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock (such unavailable number of shares of Common Stock, the “Authorization Failure Shares”), in lieu of delivering such Authorization Failure Shares to such Holder of such Preferred Shares, the Company shall pay cash in exchange for the cancellation of such Preferred Shares convertible into such Authorized Failure Shares at a price equal to the sum of (i) the product of (x) such number of Authorization Failure Shares and (y) the Closing Sale Price on the Trading Day immediately preceding the date such Holder delivers the applicable Conversion Notice with respect to such Authorization Failure Shares to the Company and (ii) to the extent such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of Authorization Failure Shares, any brokerage commissions and other out-of-pocket expenses, if any, of such Holder incurred in connection therewith.

10. Voting Rights. Holders of Preferred Shares shall have no voting rights, except as required by law (including without limitation, the NRS) and as expressly provided in this Certificate of Designations. To the extent that under the NRS the vote of the holders of the Preferred Shares, voting separately as a class or series as applicable, is required to authorize a given action of the Company, the affirmative vote or consent of the holders of all of the shares of the Preferred Shares, voting together in the aggregate and not in separate series unless required under the NRS, represented at a duly held meeting at which a quorum is presented or by written consent of all of the Preferred Shares (except as otherwise may be required under the NRS), voting together in the aggregate and not in separate series unless required under the NRS, shall constitute the approval of such action by both the class or the series, as applicable. Subject to Section 4(e), to the extent that under the NRS holders of the Preferred Shares are entitled to vote on a matter with holders of shares of Common Stock, voting together as one class, each Preferred Share shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares of Common Stock into which it is then convertible (subject to the ownership limitations specified in Section 4(e) hereof) using the record date for determining the stockholders of the Company eligible to vote on such matters as the date as of which the Conversion Price is calculated. Holders of the Preferred Shares shall be entitled to written notice of all stockholder meetings or written consents (and copies of proxy materials and other information sent to stockholders) with respect to which they would be entitled by vote, which notice would be provided pursuant to the Company’s bylaws and the NRS).

11. Liquidation, Dissolution, Winding-Up. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per Preferred Share equal to the greater of (A) 125% of the Conversion Amount thereof on the date of such payment and (B) the amount per share such Holder would receive if such Holder converted such Preferred Shares into Common Stock immediately prior to the date of such payment, provided that if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of Parity Stock, then each Holder and each holder of Parity Stock shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder and such holder of Parity Stock as a liquidation preference, in accordance with their respective certificate of designations (or equivalent), as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and all holders of shares of Parity Stock. To the extent necessary, the Company shall cause such actions to be taken by each of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section 11. All the preferential amounts to be paid to the Holders under this Section 11 shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of shares of Junior Stock in connection with a Liquidation Event as to which this Section 11 applies.

12. Participation. In addition to any adjustments pursuant to Section 8, if the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to all or substantially all of the holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each Holder will be entitled to such Distributions as if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares then held by such Holder (without taking into account any limitations or restrictions on the convertibility of such Preferred Shares) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that such Holder's right to participate in any such Distribution would result in such Holder and the other Attribution Parties to such Holder exceeding the Maximum Percentage, then such Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for such Holder until such time or times as its right thereto would not result in such Holder and the other Attribution Parties to such Holder exceeding the Maximum Percentage, at which time or times, if any, such Holder shall be granted such rights (and any rights under this Section 11 on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

13. Vote to Change the Terms of or Issue Preferred Shares.  In addition to any other rights provided by law, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Articles of Incorporation, without first obtaining the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, the Company shall not: (a) amend or repeal any provision of, or add any provision to, its Articles of Incorporation or bylaws, or file any certificate of designations or articles of amendment of any series of shares of preferred stock, if such action would adversely alter or change in any respect the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Articles of Incorporation or by merger, consolidation or otherwise; provided, however, the Company shall be entitled, without the consent of the Required Holders unless such consent is otherwise required by the NRS, to amend the Articles of Incorporation to effectuate one or more reverse stock splits of its issued and outstanding Common Stock for purposes of maintaining compliance with the rules and regulations of its Principal Market, if applicable; (b) increase or decrease (other than by conversion) the authorized number of Preferred Shares; (c) without limiting any provision of Section 2, create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company; (d) purchase, repurchase or redeem any shares of capital stock of the Company junior in rank to the Preferred Shares (other than pursuant to equity incentive agreements (that have in good faith been approved by the Board) with employees giving the Company the right to repurchase shares upon the termination of services); (e) without limiting any provision of Section 2, pay dividends or make any other distribution on any shares of any capital stock of the Company junior in rank to the Preferred Shares; or (f) without limiting any provision of Section 16, whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares.

14. Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any certificates representing Preferred Shares (as to which a written certification and the indemnification contemplated below shall suffice as such evidence), and, in the case of loss, theft or destruction, of an indemnification undertaking by the applicable Holder to the Company in customary and reasonable form and, in the case of mutilation, upon surrender and cancellation of the certificate(s), the Company shall execute and deliver new certificate(s) of like tenor and date.

15. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations and any of the other Transaction Documents, at law or in equity (including a decree of specific performance and/or other injunctive relief), and no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit any Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by a Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, each Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required, to the extent permitted by applicable law. The Company shall provide all information and documentation to a Holder that is requested by such Holder to enable such Holder to confirm the Company’s compliance with the terms and conditions of this Certificate of Designations.

16. Noncircumvention. The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations, and will at all times in good faith carry out all the provisions of this Certificate of Designations and take all action as may be required to protect the rights of the Holders. Without limiting the generality of the foregoing or any other provision of this Certificate of Designations, the Company (i) shall not increase the par value of any shares of Common Stock receivable upon the conversion of any Preferred Shares above the Conversion Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of Preferred Shares and (iii) shall, so long as any Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, the maximum number of shares of Common Stock as shall from time to time be necessary to effect the conversion of the Preferred Shares then outstanding (without regard to any limitations on conversion contained herein).

17. Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. This Certificate of Designations shall be deemed to be jointly drafted by the Company and all Holders and shall not be construed against any Person as the drafter hereof.

18. Notices. The Company shall provide each Holder of Preferred Shares with prompt written notice of all actions taken pursuant to the terms of this Certificate of Designations, including in reasonable detail a description of such action and the reason therefor. Whenever notice is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice must be in writing and shall be given in accordance with the address the Company has for the Holder on its books and records. Without limiting the generality of the foregoing, the Company shall give written notice to each Holder (i) promptly following any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment and (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grant, issuances, or sales of any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to all holders of shares of Common Stock as a class or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, provided, in each case, that such information shall be made known to the public prior to, or simultaneously with, such notice being provided to any Holder.

19. Transfer of Preferred Shares. A Holder may transfer some or all of its Preferred Shares without the consent of the Company.

20. Preferred Shares Register.  The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name, address and facsimile number of the Persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the Person in whose name any Preferred Shares is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

21. Stockholder Matters; Amendment.

(a) Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the NRS, the Articles of Incorporation, this Certificate of Designations or otherwise with respect to the issuance of Preferred Shares may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders, all in accordance with the applicable rules and regulations of the NRS. This provision is intended to comply with the applicable sections of the NRS permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

(b) Amendment. This Certificate of Designations or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of the Required Holders, voting separate as a single class, and with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

22. Dispute Resolution.

                       (a) Disputes Over Closing Bid Price, Closing Sale Price, Conversion Price, VWAP or Fair Market Value.

 (i)            In the case of a dispute relating to a Closing Bid Price, a Closing Sale Price, a Conversion Price, a VWAP or fair market value (as the case may be) (including, without limitation, a dispute relating to the determination of any of the foregoing), the Company or such applicable Holder (as the case may be) shall submit the dispute via facsimile (I) within two (2) Business Days after delivery of the applicable notice giving rise to such dispute to the Company or such Holder (as the case may be) or (II) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to resolve such dispute relating to such Closing Bid Price, such Closing Sale Price, such Conversion Price, such VWAP or such fair market value (as the case may be) by 5:00 p.m. (New York time) on the third (3rd) Business Day following such delivery by the Company or such Holder (as the case may be) of such dispute to the Company or such Holder (as the case may be), then such Holder shall select an independent, reputable investment bank to resolve such dispute.

(ii)           Such Holder and the Company shall each deliver to such investment bank (x) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 22(a) and (y) written documentation supporting its position with respect to such dispute, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such investment bank (the "Dispute Submission Deadline") (the documents referred to in the immediately preceding clauses (x) and (y) are collectively referred to herein as the "Required Dispute Documentation") (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Dispute Documentation by the Dispute Submission Deadline, then the party who fails to so submit all of the Required Dispute Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such investment bank with respect to such dispute and such investment bank shall resolve such dispute based solely on the Required Dispute Documentation that was delivered to such investment bank prior to the Dispute Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such investment bank, neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such investment bank in connection with such dispute (other than the Required Dispute Documentation).

 (iii)          The Company and such Holder shall cause such investment bank to determine the resolution of such dispute and notify the Company and such Holder of such resolution no later than ten (10) Business Days immediately following the Dispute Submission Deadline. The fees and expenses of such investment bank shall be borne solely by the Company, and such investment bank's resolution of such 'dispute shall be final and binding upon all parties absent manifest error.

(b)            Disputes Over Arithmetic Calculation of the Conversion Rate.

(i)            In the case of a dispute as to the arithmetic calculation of a Conversion Rate, the Company or such Holder (as the case may be) shall submit the disputed arithmetic calculation via facsimile (i) within two (2) Business Days after delivery of the applicable notice giving rise to such dispute to the Company or such Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after such Holder learned of the circumstances giving rise to such dispute. If such Holder and the Company are unable to resolve such disputed arithmetic calculation of such Conversion Rate by 5:00 p.m. (New York time) on the third (31d) Business Day following such delivery by the Company or such Holder (as the case may be) of such disputed arithmetic calculation, then such Holder shall select an independent, reputable accountant or accounting firm to perform such disputed arithmetic calculation.

(ii)           Such Holder and the Company shall each deliver to such accountant or accounting firm (as the case may be) (x) a copy of the initial dispute submission so delivered in accordance with the first sentence of this Section 22(a) and (y) written documentation supporting its position with respect to such disputed arithmetic calculation, in each case, no later than 5:00 p.m. (New York time) by the fifth (5th) Business Day immediately following the date on which such Holder selected such accountant or accounting firm (as the case may be) (the "Submission Deadline") (the documents referred to in the immediately preceding clauses (x) and (y) are collectively referred to herein as the "Required Documentation") (it being understood and agreed that if either such Holder or the Company fails to so deliver all of the Required Documentation by the Submission Deadline, then the party who fails to so submit all of the Required Documentation shall no longer be entitled to (and hereby waives its right to) deliver or submit any written documentation or other support to such accountant or accounting firm (as the case may be) with respect to such disputed arithmetic calculation and such accountant or accounting firm (as the case may be) shall perform such disputed arithmetic calculation based solely on the Required Documentation that was delivered to such accountant or accounting firm (as the case may be) prior to the Submission Deadline). Unless otherwise agreed to in writing by both the Company and such Holder or otherwise requested by such accountant or accounting firm (as the case may be), neither the Company nor such Holder shall be entitled to deliver or submit any written documentation or other support to such accountant or accounting firm (as the case may be) in connection with such disputed arithmetic calculation of the Conversion Rate (other than the Required Documentation).

(iii)          The Company and such Holder shall cause such accountant or accounting firm (as the case may be) to perform such disputed arithmetic calculation and notify the Company and such Holder of the results no later than ten (10) Business Days immediately following the Submission Deadline. The fees and expenses of such accountant or accounting firm (as the case may be) shall be borne solely by the Company, and such accountant's or accounting firm's (as the case may be) arithmetic calculation shall be final and binding upon all parties absent manifest error.

(c)            Miscellaneous. The Company expressly acknowledges and agrees that (i) this Section 22 constitutes an agreement to arbitrate between the Company and such Holder (and constitutes an arbitration agreement) under § 7501, et seq. of the New York Civil Practice Law and Rules ("CPLR") and that each party shall be entitled to compel arbitration pursuant to CPLR § 7503(a) in order to compel compliance with this Section 22, (ii) a dispute relating to a Conversion Price includes, without limitation, disputes as to (1) whether an issuance or sale or deemed issuance or sale of Common Stock occurred under Section 7(a), (2) the consideration per share at which an issuance or deemed issuance of Common Stock occurred, (3) whether any issuance or sale or deemed issuance or sale of Common Stock was an issuance or sale or deemed issuance or sale of Excluded Securities, (4) whether an agreement, instrument, security or the like constitutes and Option or Convertible Security and (5) whether a Dilutive Issuance occurred, (iii) the terms of this Certificate of Designations and each other applicable Transaction Document shall serve as the basis for the selected investment bank's resolution of the applicable dispute, such investment bank shall be entitled (and is hereby expressly authorized) to make all findings, determinations and the like that such investment bank determines are required to be made by such investment bank in connection with its resolution of such dispute and in resolving such dispute such investment bank shall apply such findings, determinations and the like to the terms of this Certificate of Designations and any other applicable Transaction Documents, (iv) the terms of this Certificate of Designations and each other applicable Transaction Document shall serve as the basis for the selected accountant's or accounting firm's performance of the applicable arithmetic calculation, (v) for clarification purposes and without implication that the contrary would otherwise be true, disputes relating to matters described in Section 22(a) shall be governed by Section 22(a) and not by Section 22(b), (vi) such Holder (and only such Holder), in its sole discretion, shall have the right to submit any dispute described in this Section 22 to any state or federal court sitting in The City of New York, Borough of Manhattan in lieu of utilizing the procedures set forth in this Section 22 and (vii) nothing in this Section 22 shall limit such Holder from obtaining any injunctive relief or other equitable remedies (including, without limitation, with respect to any matters described in Section 22(a) or Section 22(b)).

23. Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(a) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) “Additional Amount” means, as of the applicable date of determination, with respect to each Preferred Share, all declared and unpaid Dividends on such Preferred Share.

(c) “Approved Share Plan” means any employee benefit plan which has been approved by the board of directors of the Company prior to or subsequent to the date hereof pursuant to which shares of Common Stock and standard options to purchase Common Stock may be issued to any employee, officer or director for services provided to the Company in their capacity as such.

(d) “Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.  For purposes of this definition, a Person shall be deemed to be “controlled by” a Person if such latter Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors of such former Person.

(e) “Attribution Parties” means, with respect to any given Holder, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by such Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of such Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with such Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Common Stock would or could be aggregated with such Holder's and the other Attribution Parties for purposes of Section 13(d) of the 1934 Act.  For clarity, the purpose of the foregoing is to subject collectively such Holder and all other Attribution Parties to the Maximum Percentage.

(f) “Bloomberg” means Bloomberg, L.P.

(g) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(h)  "Change of Control" means any Fundamental Transaction other than (i) any merger of the Company or any of its, direct or indirect, wholly-owned Subsidiaries with or into any of the foregoing Persons, (ii) any reorganization, recapitalization or reclassification of the shares of Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respects, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification, or (iii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company or any of its Subsidiaries.

(i) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price (as the case may be) then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price (as the case may be) of such security on such date shall be the fair market value as mutually determined by the Company and the applicable Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 22. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(j) “Common Stock” means (i) the Company’s shares of common stock, $0.001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

(k)  “Conversion Amount” means, with respect to each Preferred Share, as of the applicable date of determination, the sum of (1) the Stated Value thereof, plus (2) the Additional Amount thereon as of such date of determination, plus (3) the Make-Whole Amount.

(l) “Conversion Price” means, with respect to each Preferred Share, as of any Conversion Date or other applicable date of determination, the lower of (i) $0.02 and (ii) twenty percent (20%) of the lowest VWAP of the Common Stock on the Trading Day during the twenty  (20) consecutive Trading Days ending on the Trading Day immediately preceding the Conversion Date, subject to adjustment as provided herein.

(m)  “Convertible Securities” means any stock or other security (other than Options) that is at any time and under any circumstances, directly or indirectly, convertible into, exercisable or exchangeable for, or which otherwise entitles the holder thereof to acquire, any shares of Common Stock.

(n)  "Current Public Information Failure" means the Company's failure to file with the Securities and Exchange Commission any required reports under Section 13 or 15(d) of the 1934 Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable

(o) “Dividend Notice Due Date” means the eleventh (11th) Trading Day immediately prior to the applicable Dividend Date.

(p) “Dividend Rate” means twelve percent (12.0%) per annum.

(q) “Eligible Market” means The New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, OTCQB Market or the Principal Market.

(r) “Equity Conditions” means: (i) on each day during the period beginning three months prior to the applicable date of determination and ending on and including the applicable date of determination either (x) one or more registration statements, if any, shall be effective and the prospectus contained therein shall be available for the resale by the Holder of all of the shares of Common Stock issuable upon conversion of all the Preferred Shares (collectively, the "Underlying Shares") and there shall not have been during such period any period during which such registration statement shall not have been available for use or (y) all Underlying Securities shall be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Preferred Shares) and no Current Information Failure exists or is continuing; (ii) on each day during the period beginning three months prior to the applicable date of determination and ending on and including the applicable date of determination (the "Equity Conditions Measuring Period"), the Common Stock (including all Underlying Securities) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market (other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring) or pending either (A) in writing by such Eligible Market or (B) by falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (iii) on each day during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of Preferred Shares on a timely basis as set forth in Section 4 hereof; (iv) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating Section 4 hereof; (v) any shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Transaction shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) the registration statement, if any, registering the Underlying Shares for resale to not be effective or the prospectus contained therein to not be available for the resale of all of the Underlying Securities or (2) any Underlying Securities to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Preferred Shares) and no Current Information Failure exists or is continuing; (viii) the Holder shall not be in (and no other Holder shall be in) possession of any material, non-public information provided to any of them by the Company, any of its affiliates or any of their respective employees, officers, representatives, agents or the like; (ix) on each day during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with each, and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; and (x) on each day during the Equity Conditions Measuring Period, there shall not have occurred any Volume Failure or Price Failure.

(s) “Equity Conditions Failure” means, with respect to any date of determination, that on any day during the period commencing ten (10) Trading Days immediately prior to such date of determination, the Equity Conditions have not been satisfied (or waived in writing by the Required Holders).

(t) “Excluded Securities” means any (i) shares of Common Stock or standard options to purchase Common Stock issued to directors, officers or employees of the Company in their capacity as such pursuant to an Approved Stock Plan, provided that (A) all such issuances (taking into account the shares of Common Stock issuable upon exercise of such options) after the date hereof pursuant to this clause (i) do not, in the aggregate, exceed more than 15% of the Common Stock issued and outstanding immediately prior to the Initial Issuance Date and (B) the exercise price of any such options is not lowered after issuance by subsequent amendment thereof, none of such options are amended subsequent to issuance to increase the number of shares issuable thereunder and none of the terms or conditions of any such options are subsequent to issuance otherwise materially changed in any manner that adversely affects any of the Buyers; (ii) shares of Common Stock issued upon the conversion or exercise of Convertible Securities or contractual agreements (other than options to purchase Common Stock or other equity incentive awards issued pursuant to an Approved Stock Plan that are covered by clause (i) above) issued prior to the date hereof, provided that the conversion price of any such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) is not lowered by subsequent amendment, none of such Convertible Securities (other than standard options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are subsequently amended to increase the number of shares issuable thereunder and none of the terms or conditions of any such Convertible Securities (other than options to purchase Common Stock issued pursuant to an Approved Stock Plan that are covered by clause (i) above) are otherwise materially changed in any manner that adversely affects any of the Buyers; and (iii) the shares of Common Stock issuable upon conversion of the Preferred Shares.

(u) “Fundamental Transaction” means that (i) the Company or any of its Subsidiaries shall, directly or indirectly, in one or more related transactions, (1) consolidate or merge with or into (whether or not the Company or any of its Subsidiaries is the surviving corporation) any other Person, or (2) sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of its respective properties or assets to any other Person, or (3) allow any other Person to make a purchase, tender or exchange offer that is accepted by the holders of more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (4) consummate a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with any other Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock of the Company (not including any shares of Voting Stock of the Company held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination), or (5) (I) reorganize, recapitalize or reclassify the Common Stock, (II) effect or consummate a stock combination, reverse stock split or other similar transaction involving the Common Stock or (III) make any public announcement or disclosure with respect to any stock combination, reverse stock split or other similar transaction involving the Common Stock (including, without limitation, any public announcement or disclosure of (x) any potential, possible or actual stock combination, reverse stock split or other similar transaction involving the Common Stock or (y) board or stockholder approval thereof, or the intention of the Company to seek board or stockholder approval of any stock combination, reverse stock split or other similar transaction involving the Common Stock), or (ii) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act and the rules and regulations promulgated thereunder) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate ordinary voting power represented by issued and outstanding Voting Stock of the Company.

(v)  “GAAP” means United States generally accepted accounting principles, consistently applied.

(w)   “Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.

(x) “Liquidation Event” means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Company and its Subsidiaries, taken as a whole.

(y) “Make-Whole Amount” means as of any given date, the amount of any Dividend that, but for any conversion hereunder on such given date, would have accrued with respect to the Conversion Amount being redeemed hereunder at the Dividend Rate then in effect for the period from such given date through the seventh anniversary of such given date.

(z)  “Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

(aa) “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(bb)  “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(cc)  “Price Failure” means, with respect to a particular date of determination, that the quotient of (I) the sum of the VWAP of the Common Stock for each Trading Day in the thirty (30) consecutive Trading Day period ending and including the Trading Day immediately preceding such date of determination, divided by (II) thirty (30) (such period, the "Price Failure Measuring Period") is less than $0.10 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such Price Failure Measuring Period.

(dd) “Principal Market” means the OTCPK Market.

(ee)  “SEC” means the Securities and Exchange Commission or the successor thereto.

(ff) “Securities” means, collectively, the Preferred Shares and the shares of Common Stock issuable upon conversion of the Preferred Shares.

(gg)  “Stated Value” shall mean $2.00 per share, subject to adjustment for stock splits, stock dividends, recapitalizations, reorganizations, reclassifications, combinations, subdivisions or other similar events occurring after the Initial Issuance Date with respect to the Preferred Shares.

(hh)  “Subsidiaries” shall have the meaning as set forth in the Exchange Agreements.

(ii) “Successor Entity” means the Person (or, if so elected by the Required Holders, the Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or the Person (or, if so elected by the Required Holders, the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(jj) “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading D.ay” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Required Holders.

(kk) “Volume Failure” means, with respect to a particular date of determination, that the aggregate daily dollar trading volume (as reported on Bloomberg) of the Common Stock on the Eligible Market on which the Common Stock is listed or designated for quotation on any Trading Day over the thirty (30) consecutive Trading Day period ending on the Trading Day immediately preceding such date of determination (such period, the "Volume Failure Measuring Period") is less than $150,000 (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such Volume Failure Measuring Period.

(ll) “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers, trustees or other similar governing body of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(mm) “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market (or, if the Principal Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and such Holder. If the Company and such Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 22. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

24. Disclosure. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Certificate of Designations, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall simultaneously with any such receipt or delivery publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to each Holder contemporaneously with delivery of such notice, and in the absence of any such indication, each Holder shall be allowed to presume that all matters relating to such notice do not constitute material, non-public information relating to the Company or its Subsidiaries.

*  *  *  *  *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations of Series A Convertible Preferred Stock of Fuse Science, Inc. to be signed by its Chief Executive Officer on this 27th day of August, 2014.

FUSE SCIENCE, INC.

By:	/s/ Brian Tuffin
	Name:	Brian Tuffin
	Title:	Chief Executive Officer

EXHIBIT I

FUSE SCIENCE, INC.
CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Fuse Science, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Shares”), of Fuse Science, Inc., a Nevada corporation (the “Company”), indicated below into shares of common stock, $0.001 value per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted:

Share certificate no(s). of Preferred Shares to be converted:

Tax ID Number (If applicable):

Conversion Price:_________________________________________________________

Number of shares of Common Stock to be credited:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:

Address: _________________________________________

Telephone Number: ________________________________

Facsimile Number:

Holder:

By:
Title:

Dated:_____________________________

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

EXHIBIT II

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs [                                ] to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated __________, 2014 from the Company and acknowledged and agreed to by [                              ].

FUSE SCIENCE, INC.

By:
Name:
Title: